Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Wayside Technology Group, Inc.

We consent to the incorporation by reference in the Registration Statement of Wayside Technology Group, Inc. on Form S-8 to be filed on or about October 24, 2012 of our report dated February 22, 2010, on our audit of the consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2009 and the consolidated financial statement schedule for the year ended December 31, 2009, which report was included in the Annual Report on Form 10-K filed February 24, 2012.

/s/ Amper, Politziner & Mattia, LLP

October 24, 2012

Edison, New Jersey